Dear Fellow Shareholders,

     Almost two years ago now I accepted the leadership position for this Company. At that time I promised you that as President & CEO, I would make a difference and create value for CNBC.  My resolve and determination have never been stronger or more focused. And it is with that sense of confidence that I am writing to you today.  During 2008, our nation witnessed unimaginable and unprecedented events in the financial markets, and since then the financial crisis has only deepened.  Despite this, your Company is better performing and better positioned for the future.

   "One thing is sure. We have to do something. We have to do the best we know how at the moment. If it doesn't turn out right, we can modify it as we go along."

   – Franklin D. Roosevelt

     I believe that this quote from Franklin Roosevelt is extremely poignant and appropriate given its parallel to today’s crisis.  The policies and persona of Franklin Roosevelt set the cast of the "modern" presidency.   He was unquestionably the most vital figure in the nation, and perhaps the world, during his 13 years in the White House.  Engendering admiration and scorn, FDR exerted unflinching leadership during the most tumultuous period in the nation's history since the Civil War.

     I want to personally assure you that Center Bancorp, Inc. (“CNBC”) and Union Center National Bank (“UCNB”), are in sound financial position and share with you our most recent financial results.

    Today's “unique” economic landscape dictates the need for businesses to return to their core business, and utilize creative solutions to address challenges that they face. There is no quick solution to our current economic situation.  These solutions will come through business leadership. What I promise you is that I will lead our Company in those efforts, working in partnership with other business leaders and government officials.  We have witnessed many storms in our 86-year history, weathered many National crises, including the great depression.  We have done so by staying focused on the fundamentals and core values that have shaped not only America, but also our organization.  These philosophies are time tested and will continue to provide the guidance to keep us safe, sound and prosperous during these uncertain times.

     Fiscal 2008 was a successful year for Center Bancorp, Inc. We made impressive progress with transforming our Company.  We are now better equipped to meet the changing business environment and succeed.

     For CNBC, fiscal 2008 was a year of transition in which we drove a comprehensive, targeted redevelopment of our Company. We focused on a number of key objectives: to reduce the complexity of our organization, streamline the infrastructure and further accelerate the transformation of our balance sheet.   We made solid progress on all fronts.   We have taken steps to simplify our internal operations and management structure.  We reduced redundant or inefficient operating overhead, outsourcing our operations platforms in Information Technology, telecommunications and residential mortgages.  Our retail operations were reorganized to provide high touch service to our local business clients. We also added a Wealth Management Private Banking group.  Coupled with these initiatives, we launched a program to reduce our general salary and benefit and administrative expenses.

     In short, during fiscal 2008 we successfully implemented the most extensive Company-wide restructuring program ever undertaken in the history of the Company.  This achievement should position us well in our efforts to meet profitability targets for sustainable, profitable growth – even in this difficult economic environment.

     I would like to highlight and comment on several areas:

Company Reorganization – Increasing Personal Responsibility

     At CNBC, responsibility and transparency are inseparable. Over the past 18 months, we’ve made our management and organizational structure less complex and more transparent, bringing us closer to our customers and breaking down internal silos.   The resulting clear, direct lines of responsibility, coupled with a portfolio of products and services geared to the needs of our customers, has accelerated our decision-making processes. We are keeping things simple and streamlined at all levels of our operations, divisions, branches and business units.

Economic Climate -The Global Economy in 2009 – A Difficult Business Environment

    The international financial crisis increasingly impacted our real economy over the course of fiscal 2008.   We assume that the local and national economy will continue to be effected by this crisis for some time to come.   All indications – including the unemployment, labor, housing and sales statistics – point to a substantial slowdown in global business activity.

     In particular, the slump in the U.S. economy is likely to continue, with consequences for the whole world.   Hopes that international activity might compensate for this decline have not been fulfilled and are not likely to be fulfilled in the foreseeable future.   Given our geographic positioning in New Jersey,  and exposure to multiple business segments, we anticipate a further decline in the local domestic economy in 2009 as a result.

     Therefore, the challenges for CNBC will be to intensify our efforts to seek opportunities that are less affected by certain industries and diversified to the overall markets in fiscal 2009.

Looking Back – CNBC 2008 Highlights

      The Company’s net income in 2008 was $5.8 million or $0.45 per fully diluted common share, compared with net income of $3.9 million or $0.28 per fully diluted common share in 2007.  A substantial portion of our earnings in 2008 was from core operations while tax benefits accounted for much of 2007’s earnings.

 The earnings for 2008 were achieved by margin expansion, and a significant reduction in operating overhead. These improvements were partially offset by net securities losses, along with a higher effective tax rate.

 Other expense for the twelve-months ended December 31, 2008 totaled $19.5 million, a decrease of $5.1 million, or 20.8%, from the comparable period in 2007.   The efficiency ratio for the full-year 2008 was 63.1% as compared to 91.9% in the same period of 2007. The Company has moved ahead on its previously announced strategic outsourcing agreements, to aid in the realization of its goal to reduce operating overhead and shrink the infrastructure of the Company.

     Total non-interest revenue, excluding net securities gains and losses, amounted to $3.8 million in 2008 compared to $3.4 million in 2007.  We continue to seek strategic ways to grow this segment of our business.

 Total assets at December 31, 2008, were $1.023 billion, an increase of 0.56 percent from assets of $1.018 billion at December 31, 2007. The increase in assets, in part, reflects the growth in our loan portfolio, partially offset by the continued decline in our investment portfolio. While this change in mix is a relatively small change percentage-wise, there has been a significant change in the improvement of the assets.

     Loan growth remained strong throughout 2008 spurred by increased business development efforts and the Company's gaining a higher visibility in its markets.  The Company increased loans by $124.5 million or 22.57 percent from December 31, 2007 to December 31, 2008.   A strong demand in the commercial real estate sector of the portfolio prevailed throughout the year, despite the economic climate at both the state and national levels. The Company is encouraged by the strength of loan demand, quality of business relationships and positive momentum gained this past year in growing this segment of earning-assets.

     Asset quality continues to remain high and credit culture prudent. At December 31, 2008, non-performing assets totaled $4.7 million or 0.46 percent of total assets, as compared with $4.4 million or 0.43 percent at December 31, 2007.

    The collapse of Wall Street triggered a “flight to quality” and dramatic change in short-term interest rates. The Company did enter the FDIC deposit guarantee program and has been actively marketing CDARS certificates of deposit through Promontory Financial.   These actions, coupled with the sound reputation of our company, allowed us to maintain our deposit levels in 2008.  The modest decline that we experienced in average deposits included a strategic shift to reduce the Company’s dependency on more rate sensitive high costing funds.   At December 31, 2008, total deposits for the Company were $659.5 million.

 A key element of the Company’s performance is its strong capital base.  Total stockholders’ equity amounted to $81.7 million at December 31, 2008, and represented 7.99 percent of total assets at year-end. The Tier I Leverage capital ratio decreased to 7.71 percent of total assets at December 31, 2008, as compared with 8.13 percent at December 31, 2007.

 The Company’s risk-based capital ratios at December 31, 2008 were 10.20 percent for Tier I capital and 11.02 percent for total risk-based capital. These ratios well exceed the regulatory minimum and the Company and the Bank remain “well capitalized”.

     On January 12, 2009, the Company issued $10 million in nonvoting senior preferred stock to the U.S. Department of Treasury under the Capital Purchase Program “TARP”.   The Company believes that its participation in this program will strengthen its current well-capitalized position. The funding will be used to support future loan growth.

CNBC in fiscal 2009 – Driving Growth-Converting Vision into Action

     Our goals for 2009 are clear and direct.  The strength of our balance sheet and our continued progress in improving the asset mix should continue to provide a solid foundation.   Coupled with our actions in 2008, we enter 2009 well positioned for sustained improvement in our balance sheet, and prepared for opportunities to expand core growth in earnings though additional loans and capital strength.  Earnings performance, strong liquidity, improved customer relationships and client relationship building should position us to further expand our market share and to seize any opportunities that arise in the future.  More importantly, these advantages will keep us better positioned to meet challenges.

     The global economic situation clearly confirms the wisdom of restructuring our infrastructure and right sizing the Company last year.  We seized the moment to position ourselves for a future geared towards growth.  Our earnings goals for the coming fiscal year are even more ambitious now than when we defined them in late 2008; however, we will strive to maintain our course.   We will evaluate the repercussions of the financial crisis on the real economy on a quarterly basis.

     Consider further that core earnings growth is now apparent and more stable earnings performance is on the horizon. We have been successful over the last several quarters in reducing operating overhead and changing the structure of our balance sheet to promote top-line revenue growth and improved margins, which is paramount to the future viability of our company. Yet, we still have a tough year ahead of us, amidst extremely volatile markets. While the Bank did not come to this point overnight and while our strategic plan will not completely change our performance overnight, we have made great progress in effectively turning the ship and positioning the Bank to succeed in the future.

     As part of our business plans, we have intensified our focus and approach to relationship-based business and high touch environment, while driving in banking business as a result. Our aim continues to be to provide superior service and increase customer and account retention. In addition, we have more clearly defined our private banking platform. We have enhanced our visibility through our radio campaign, marketing and advertising and use of three advisory boards created in 2008.  All of these efforts have moved our Company to the front page of New Jersey, and opened tremendous opportunities to continue to expand customer relationships and attract new business.  We will also continue the “Heart Smart” ad Campaign aimed at building a strong brand for the Company and improved visibility in our markets.

Teamwork

      Teamwork is not something that just happens, but a living breathing tenet of the organization's culture and dedicated discipline.  Your Management Team and Board have forged a dynamic synergy that is key to the continued changes necessary in the organization’s growth in business relationships and an integral part of the hard work and dedication that goes into making this Company a success each day.  More importantly, we have demonstrated what can be accomplished with a true entrepreneurial spirit, dedication to conservative business values and the resulting competitive advantages that arise through this teamwork.

     Service delivery is the most important aspect of the client experience, and it may be the most difficult to accomplish within the divisional structure of a bank.  Our goal is a team approach with a single point of contact for the client, resulting in “SUPERIOR CLIENT SERVICE”.

Expanding Our Market Position

     Moving into the year ahead, we're confident and poised to seize new opportunities.  We have been successful in gaining recognition in Northern New Jersey markets, complimenting our existing market footprint.  These new market demographics are extremely attractive and we have been successful in gaining new marketshare without the addition of brick and mortar banking centers.  We have announced the relocation of our downtown Summit Banking Center,  to the “Promenade at Summit”. We expect this to be completed in spring 2009, affording us more opportunity to build marketshare in this highly attractive market, through a more convenient location.

    We will continue with this expansion and building on our strengths – a clear focus on customer requirements, an innovative product portfolio, financial clout and highly committed and motivated people – to pursue sustainable, profitable growth.

Lending Balance Sheet Strength

     Adhering to our underwriting standards and understanding our marketplace, we were successful in building the loan portfolio in 2008 in a sound manner.   We are focused on a relationship-focused plan of responsible lending in partnership with our clients' needs. This has allowed us to move forward with building a strong pipeline of loans, priced fairly, consistent with risk reward metrics.  This further underscores our commitment and willingness to make loans and change the dynamics of our balance sheet.

     In addition to credit quality is the need to maintain a strong balance sheet.  It is an especially tough time to be lending, given the distressed economic environment, and ensuring that we have predetermined that prospects fall into the appropriate credit profile is essential.  We have money to lend and want to continue to grow that segment of the Bank’s business; however, getting money to “Main Street” will be a difficult task in 2009, balancing the risk rewards issues.   Our Bank has accepted TARP money as a statement about the stability of our balance sheet and creditworthiness, not because we needed a “bailout” as the media has generically painted all banks.  It is essential that our shareholders understand that fulfilling what will soon become a National mandate, and keeping our shareholder value safe and secure, is an ongoing challenge and not entirely in lockstep with political rhetoric.  Borrowers still have to qualify under conservative lending underwriting guidelines.

     No company is immune to the current financial crisis, but we believe that we are better positioned and well equipped to handle problem assets.   Credit quality is an important attribute to the stability of a company’s capital base; CNBC ended the year with solid asset quality.  Asset quality continues to remain high and credit culture conservative.  While the Company did experience some problems in 2008 within its loan portfolio, it has taken steps to work with borrowers to resolve these problems in a prudent manner.

     At December 31, 2008, the total allowance for loan losses amounted to approximately $6.3 million, or 0.92% of total loans. The allowance for loan losses as a percent of total non-performing assets, exclusive of OREO, amounted to 809.1 percent at December 31, 2008 reflecting a strong position.

Corporate Citizenship

     Ever since UCNB was founded in 1923, a commitment to the welfare of the community has been a key component of our Company culture.   Building on this longstanding tradition, we continue to establish innovative ways of providing support to nonprofit organizations. This focus highlights the sustainability of our commitment to corporate citizenship while enhancing the visibility of our activities in the areas of education, charitable giving, culture and the arts.

Corporate Governance

      CNBC continues to reflect a commitment to strong corporate governance and will also continue to ensure a strong alignment of interests between shareholders and the Board of Directors.

Continued Commitment

     The opportunity of the future is linked to our stable foundation and past success; our future opportunity is bright.  To that end, individual members of your Board of Directors, in underscoring their belief in the strength and future opportunity of this company, have purchased an additional 389,727 shares of stock.  This amounted to 3% of the outstanding shares.

     As shareholders ourselves we have focused attention on achieving continued positive results.  As management we are pleased with CNBC’s performance results in 2008 and the changes that we have brought about in the past year.

     As we head into 2009, we are aware of the challenges that face our nation, your Company and the banking industry as a whole. As we have discussed with you, the economic climate and the forecast for interest rates present big challenges ahead.  The industry as a whole will face the same challenging issues as we do, but we believe we are taking those steps necessary to continue to position the Company for success in this intensely difficult environment. We welcome the challenge and look forward to updating you on our progress throughout the year.

     We have witnessed over time the strength of America in the inexhaustible resources of its people.  In closing, let me say this: I will do my best, but I will not do it alone.  Our team is committed to working together to achieve the successful execution of our business plans.  I have tried to share with you my views about how our company will perform in this very difficult environment.   Of course, like any set of projections, events could occur that could negatively impact our ability to achieve the goals that I have described in this letter.    We regularly provide you with a description of the risks that confront us, and that could impact our ability to meet expectations, in our 10-K annual report filed with the SEC. I would like to thank you for your continued commitment, support and investment in our company.

     As always I welcome your comments and suggestions.

     Our Annual meeting is on May 27, 2008 at The Park Avenue Club, in Florham Park New Jersey. We look forward to speaking with you and sharing our continued vision for the Company and what we have accomplished in the first quarter of 2009.

Anthony C. Weagley President & Chief Executive Officer	Alexander A. Bol Chairman of The Board